Exhibit 10.35

CERTAIN IDENTIFIED INFORMATION, MARKED BY [***], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY, IF PUBLICLY DISCLOSED.

SUPPLY AGREEMENT

This SUPPLY AGREEMENT (this “Agreement”), dated as of November 20, 2022 (the “Effective Date”) is entered into by and between Vitro Biopharma, Inc., a Nevada corporation having its principal place of business at 4621 Technology Drive, Golden, Colorado 80403 (“Seller”), and Dr. Jack Zamora, an individual having a business address at [***] (“Buyer”, and together with Seller, the “Parties”, and each, a “Party”).

WHEREAS, Seller is in the business of manufacturing and selling topical cosmetic conditioned media and exosome-containing serums;

WHEREAS, Buyer wishes to purchase certain Products (as defined below) from Seller; and

WHEREAS, Seller desires to manufacture and sell the Products to Buyer.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Definitions. Except as otherwise defined in the body of this Agreement, capitalized terms have the meanings set out or referred to in Exhibit A hereto.

2. Purchase and Sale of Products.

2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, Buyer may purchase from Seller, and Seller shall manufacture and sell to Buyer, Buyer’s requirements of the Products. Schedule 1 contains: (a) a description of the Products to be produced and sold hereunder; (b) the purchase price for each of the Products and (c) the minimum per order amount of the Products and the annual maximum purchase amounts of the Products. The Parties may, from time to time, amend Schedule 1 in a signed writing by authorized Representatives of both Parties.

2.2 Terms of Agreement Prevail Over Other Purchase Documents and Communications. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and the Basic Purchase Order Terms contained in the applicable Purchase Order to exclusively govern and control each of the Parties’ respective rights and obligations regarding the subject matter of this Agreement, and this Agreement is expressly limited to such terms and conditions. Without limitation of the foregoing, any additional, contrary, or different terms contained in any Purchase Order or other request or communication, whether in writing or not, by either Buyer or Seller pertaining to the sale of Products pursuant to this Agreement, and any attempt to modify, supersede, supplement or otherwise alter this Agreement, will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties.

2.3 Right to Produce and Sell and to Purchase Competitive Products.

(a) This Agreement does not limit Seller’s right to produce or sell, or preclude Seller from producing or selling, to any Person, or entering into any agreement with any other Person related to the production or sale of, the Products and other products that are similar to or competitive with the Products.

(b) This Agreement does not limit Buyer’s right to purchase any other products.

3. Ordering Procedure.

3.1 Forecasts; Purchase Orders. From time to time, Buyer may, but shall not be required to, provide Seller with Forecasts. Forecasts are for informational purposes only and do not create any binding obligations on behalf of either Party; provided, however, that Seller shall not be required to manufacture and sell to Buyer any quantity of Products that is unreasonably disproportionate to any Forecast for the period covered by such Forecast. At least forty-five (45) days prior to each Delivery Date, Buyer shall issue to Seller Purchase Orders (containing applicable Basic Purchase Order Terms that are consistent with the terms of this Agreement), in written form via [***] and [***]. By issuing a Purchase Order to Seller, Buyer makes an offer to purchase Products pursuant to the terms and conditions of this Agreement and the Basic Purchase Order Terms contained in such Purchase Order, and on no other terms. For the avoidance of doubt, any variations made to the terms and conditions of this Agreement by Buyer in any Purchase Order, or by Seller in any subsequent documentation or communications, are void and have no effect unless in a writing executed by both Parties. Seller shall accept or reject a Purchase Order within three (3) business days of the receipt thereof. If Seller accepts the Purchase Order timely, Buyer shall be obligated to purchase from Seller quantities of Products specified in a Purchase Order. Without the prior written consent of Seller, Buyer shall not be permitted to (a) order any Product in an amount greater than zero but less than the minimum order amount for such Product set forth in Schedule 1 or (b) order more than the maximum amount of any Product set forth in Schedule 1. For the avoidance of doubt, Buyer is permitted to not order Product from time to time in its sole discretion.

3.2 Acceptance, Rejection, and Cancellation of Purchase Orders. Seller accepts a Purchase Order by confirming the order in writing by issuing to Buyer an invoice covering the Products to be delivered by Seller pursuant to the Purchase Order at the Prices (as defined below) set forth on Schedule 1. Seller may reject a Purchase Order within the time period for rejection set forth in Section 3.1 above. Seller may reject or cancel a previously accepted Purchase Order, which it may do without liability or penalty, and without constituting a waiver of any of Seller’s rights or remedies under this Agreement or any Purchase Order, by providing written notice to Buyer specifying the applicable date of rejection or cancellation (a) if any one or more of the events described under Sections 6.2(a)-(c) has occurred; or (b) pursuant to Seller’s rights under Section 5.5.

4. Shipment, Delivery, Acceptance, and Inspection.

4.1 Shipment. Unless otherwise expressly agreed by the Parties in writing, Seller shall select the method of shipment of and the carrier for the Products. Seller may, in its sole discretion, without liability or penalty, make partial shipments of Products to Buyer; provided, however, all shipments must be made by the Delivery Date. Each shipment will constitute a separate sale and Buyer shall pay for the Products to be shipped, in accordance with the payment terms specified in Section 5.3, whether such shipment is in whole or partial fulfillment of a Purchase Order.

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4.2 Packaging and Labeling. Seller shall properly pack, mark, and ship Products and provide Buyer with shipment documentation showing the Purchase Order number, Seller’s identification number for the subject Products, the quantity in shipment, the number of cartons or containers in shipment, Seller’s name, the bill of lading number and the country of origin.

4.3 Delivery. Unless otherwise expressly agreed by the Parties in writing, following receipt of payment specified in an invoice pursuant to the payment terms specified in Section 5.3, Seller shall deliver the Products to the Delivery Location on or before the Delivery Date, using Seller’s standard methods for packaging and shipping such Products which are in compliance with Section 4.2. All Prices are FOB Seller’s manufacturing facility in Golden, Colorado (“Seller’s Facility”).

4.4 Transfer of Title and Risk of Loss. Title to Products shipped under any Purchase Order passes to Buyer upon payment of the Price for such Products by Buyer. Risk of loss to Products shipped under any Purchase Order passes to Buyer after Seller has loaded such units on the carrier at Seller’s Facility.

4.5 Inspection.

(a) Buyer shall inspect the in-box, packaged Products received under this Agreement within five (5) business days of receipt of such Products (“Inspection Period”) in order to determine, to the extent possible, whether any of the in-box, packaged Products constitute Nonconforming Products. In the event Buyer makes such a determination, it shall reject such Products. Buyer will be deemed to have accepted Products unless it provides Seller with written notice of Nonconforming Products based on their in-box, packaged state within five business days following the Inspection Period, stating with reasonable specificity the basis for the rejection. Acceptance by Buyer pursuant to this Section 4.5(a) shall not waive any rights, interests or remedies Buyer has in the event of (a) any defects to the Products which could not reasonably be determined by Buyer in their in-box, packaged state, including, but not limited to, latent defect(s) with the Products (collectively, “Latent Defects”) or (b) any fraud by Seller.

(b) Buyer shall notify Seller in writing promptly following Buyer’s discovery (in any event within thirty (30) business days following such discovery (the “Latent Defect Notice Period”), undertaken in a diligent and good faith manner, that any Products constitute Nonconforming Products due to one or more Latent Defects, stating with reasonable specificity the Latent Defect(s) and that Buyer rejects such Products. Buyer will be deemed to have accepted Products unless it provides Seller with written notice of Nonconforming Products based on one or more Latent Defects by the end of the Latent Defect Notice Period.

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(c) If Buyer has rejected a shipment on the basis that the Products delivered are Nonconforming Products pursuant to Section 4.5(a) or 4.5(b), Seller shall, in its sole discretion, within ten (10) business days of Buyer’s rejection, either: (a) replace such Nonconforming Products with conforming Products; or (b) refund to Buyer such amount paid by Buyer to Seller for such Nonconforming Products returned by Buyer to Seller, and Buyer shall be able to purchase substitute Product from any third party, in its sole discretion. Buyer shall ship, at Seller’s expense and risk of loss, all Nonconforming Products to Seller’s Facility or to such other location as Seller may instruct Buyer in writing, and Seller shall refund any shipping, handling, insurance and any other administrative costs incurred by Buyer in connection with the shipment of Nonconforming Products. If Seller exercises its option to replace Nonconforming Products, Seller shall ship to the Delivery Location, at Seller’s expense and risk of loss, the replacement Products. Notwithstanding the foregoing, nothing in this Section 4.5 shall prohibit or limit in any way Seller’s right to assert that the Products delivered did not constitute Nonconforming Products, which matter shall be determined to the dispute resolution provisions of Section 13.11 herein if the Parties cannot informally resolve same.

4.6 Recall. IF SELLER OR A GOVERNMENTAL AUTHORITY DETERMINES THAT A PRODUCT RECALL IS NECESSARY:

(a) UNLESS SUCH RECALL IS DUE TO BUYER’S MATERIAL BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THEN SELLER SHALL BEAR ALL REASONABLE, OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH SUCH RECALL. BUYER SHALL PROVIDE REASONABLY ACCEPTABLE DOCUMENTATION OF ALL REIMBURSABLE COSTS AND EXPENSES. AT SELLER’S OPTION, SELLER SHALL (I) REPLACE THE AMOUNT OF PRODUCT RECALLED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 4.5 HEREIN OR (II) PAY BUYER AN AMOUNT EQUAL TO THE AMOUNT PAID BY BUYER FOR THE PRODUCT SO RECALLED.

(b) IF SUCH RECALL ARISES FROM THE JOINT FAULT OF THE PARTIES, THE PARTIES SHALL DISCUSS THE ALLOCATION OF EXPENSES FOR SUCH RECALL IN GOOD FAITH BASED ON THE RELATIVE FAULT OF THE PARTIES AND PAY EACH OF THEIR RESPECTIVE ALLOCATED AMOUNTS.

(c) IF SUCH RECALL IS DUE SOLELY TO BUYER’S MATERIAL BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, THEN BUYER SHALL BEAR ALL REASONABLE, OUT-OF-POCKET COSTS AND EXPENSES INCURRED IN CONNECTION WITH SUCH RECALL. SELLER SHALL PROVIDE REASONABLY ACCEPTABLE DOCUMENTATION OF ALL REIMBURSABLE COSTS AND EXPENSES.

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5. Price and Payment.

5.1 Price. Buyer shall purchase the Products from Seller at the prices set forth on Schedule 1 attached hereto and reflected in the invoices provided under Section 3.2 (“Prices”).

5.2 Shipping Charges and Insurance. Buyer shall pay for, and shall hold Seller harmless from, all shipping charges and insurance costs with regard to shipment of Products from Seller to Buyer that are not thereafter rejected by Buyer. Seller shall pay for, and shall hold Buyer harmless from, all Taxes on the sale of Products by Seller to Buyer (including interest and penalties thereon), and, as between Buyer and Seller, Buyer shall pay for, and shall hold Seller harmless from, all Taxes on the sale of Products by Buyer to third parties (including interest and penalties thereon).

5.3 Payment Terms. Buyer shall pay to Seller all undisputed invoiced amounts within fifteen business days following Buyer’s receipt of the shipment of all Products under the specific Purchase Order. Buyer shall make all payments in U.S. dollars by wire transfer to an account designated in writing by Seller.

5.4 Invoice Disputes. Buyer shall notify Seller in writing of any dispute with any invoice (along with substantiating documentation and a reasonably detailed description of the dispute) within five days following Buyer’s receipt of such invoice. Buyer will be deemed to have accepted all invoices for which Seller does not receive timely notification of dispute and shall pay all undisputed amounts due under such invoices within the period set forth in Section 5.3. The Parties shall seek to resolve any such disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 14.11 below. Notwithstanding anything to the contrary, Seller and Buyer shall continue performing their obligations under this Agreement during any such dispute.

5.5 Late Payments. In addition to all other remedies available under this Agreement or at Law (which Seller does not waive by the exercise of any rights under this Agreement), if Buyer fails to pay any undisputed amounts when due under this Agreement, Seller may (a) suspend the delivery of any Products, (b) reject Buyer’s Purchase Orders or cancel accepted Purchase Orders pursuant to the terms of Section 3.2 or (c) terminate this Agreement pursuant to the terms of Section 6.2(a) below.

5.6 No Set-off Right. Buyer shall not, and acknowledges that it will have no right, under this Agreement, any Purchase Order, any other agreement, document or Law to, withhold, offset, recoup or debit any amounts owed (or to become due and owing) to Seller or any of its Affiliates, whether under this Agreement or otherwise, against any other amount owed (or to become due and owing) to it by Seller or Seller’s Affiliates, whether relating to Seller’s or its Affiliates’ breach or non-performance of this Agreement, any Purchase Order, any other agreement between (a) Buyer or any of its Affiliates and (b) Seller or any of its Affiliates, or otherwise.

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6. Term; Termination.

6.1 Term. The term of this Agreement commences on the Effective Date and continues for a period of five (5) years unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the “Term”). The Parties may extend the Term by mutual written agreement.

6.2 Seller’s Right to Terminate. Seller may terminate this Agreement, by providing written notice to Buyer:

(a) if Buyer is in material breach of this Agreement or any other agreement between Seller and Buyer or Buyer’s Affiliates and either the breach cannot be cured or, if the breach can be cured, it is not cured by Buyer within a commercially reasonable period of time (in no case exceeding 30 days) after Buyer’s receipt of written notice of such breach;

(b) if Buyer files or has filed against it, a petition for voluntary or involuntary bankruptcy that is not dismissed within 90 days following the date of filing; or

(c) if Seller terminates the Standstill Agreement between Seller and Buyer, due to Buyer’s breach or non-performance thereof.

Any termination under this Section 6.2 will be effective on Buyer’s receipt of Seller’s written notice of termination or such later date (if any) set forth in such notice.

6.3 Buyer’s Right to Terminate. Buyer may terminate this Agreement, by providing written notice to Seller:

(a) if Seller is in material breach of this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Seller 30 days after Seller’s receipt of written notice of such breach; or

(b) if Seller files or has filed against it, a petition for voluntary or involuntary bankruptcy that is not dismissed within 90 days following the date of filing (a “Seller Bankruptcy Event”).

Any termination under this Section 6.3 will be effective on Seller’s receipt of Buyer’s written notice of termination or such later date (if any) set forth in such notice.

6.4 Effect of Expiration or Termination.

(a) Expiration or termination of the Term will not affect any rights or obligations of the Parties that: (i) come into effect upon or after termination or expiration of this Agreement; or (ii) otherwise survive the expiration or earlier termination of this Agreement and were incurred by the Parties prior to such expiration or earlier termination.

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(b) Any notice of termination under this Agreement automatically operates as a cancellation of any deliveries of Products to Buyer that are scheduled to be made subsequent to the effective date of termination, whether or not any orders for such Products had been accepted by Seller. With respect to any Products that are still in transit upon termination of this Agreement, Seller may require, in its sole discretion, that all sales and deliveries of such Products be made on either a cash-only or certified-check basis.

(c) Upon the expiration or earlier termination of this Agreement, Buyer shall: (i) return to Seller or, at Seller’s option, destroy all documents and tangible materials (and any copies) containing, reflecting, incorporating, or based on Seller’s Confidential Information; (ii) permanently erase all of Seller’s Confidential Information from its computer systems, except for copies that are maintained as archive copies on its disaster recovery and/or information technology backup systems. Buyer shall destroy any such copies upon the normal expiration of its backup files; and (iii) certify in writing to Seller that it has complied with the requirements of this clause.

(d) Subject to Section 6.4(a), the Party terminating this Agreement, or in the case of the expiration of this Agreement, each Party, shall not be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of the terminating Party’s rights or remedies/either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

(e) Upon the occurrence of a Seller Bankruptcy Event:

(i) Seller shall grant to Buyer a royalty-free, non-exclusive, non-transferable, non-sublicensable license through the remainder of the Term to use the Seller Intellectual Property and the Developments solely to manufacture the Products (the “Non-Exclusive License”);

(ii) except as expressly provided in Section 6.4(e)(i) above, nothing in this Agreement is intended to confer, by implication, estoppel, or otherwise, upon Buyer a license to or rights in any Seller Intellectual Property or the Developments; and

(iii) In the event Seller is unable to grant Buyer the Non-Exclusive License on the terms set forth herein, the Standstill Agreement, if still in effect, shall terminate automatically upon the failure to grant such Non-Exclusive License.

7. Certain Obligations of Buyer. Notwithstanding anything to the contrary in this Agreement, neither Buyer nor any Buyer Personnel shall: (a) make any representations, warranties, guarantees, indemnities, similar claims, or other commitments: (i) on behalf of Seller, or (ii) to any patient or other Person with respect to the Products, which are additional to or inconsistent with any then-existing representations, warranties, guarantees, indemnities, similar claims, or other commitments in this Agreement or any written documentation provided by Seller to Buyer; (b) engage in any unfair, competitive, misleading, or deceptive practices respecting Seller, Seller’s Trademarks or the Products, including any product disparagement; (c) use or sell Products other than in conformance with the Product labeling; (d) sell, offer to sell, ship, or deliver Products or any other products incorporating any of the Products other than in Buyer’s medical practice and/or overseas clinics, as appropriate; or (e) sell, offer to sell, ship, or deliver Products for resale or distribution to any third party.

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8. Representations and Warranties of the Parties.

8.1 Seller Representations and Warranties. Seller represents and warrants to Buyer that:

(a) at the time of delivery to Buyer’s carrier, the Product(s) will be free of any liens, encumbrances and security interests;

(b) if applicable, Seller has provided Buyer with complete and accurate storage and usage instructions for the Product(s);

(c) as of the time of delivery to Buyer’s carrier, the Product(s) shall conform in all material respects to the Specifications;

(d) Seller has established and will maintain and utilize reasonable quality control procedures with respect to its production, processing, packaging, and delivery of the Product(s);

(e) Seller has the full power and authority to enter into this Agreement, and the execution of this Agreement will not violate or breach in any manner any contractual obligations that Seller may have;

(f) Seller has been duly authorized to execute this Agreement by all necessary action (including corporate approvals, to the extent required), and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms;

(g) the process or processes of manufacture of the Product(s) and the use of the Product(s) themselves in accordance with the Product labeling do not infringe upon the rights of any third parties, including intellectual property rights of any kind; and

(h) Seller shall at all times comply with all Laws applicable to this Agreement, Seller’s performance of its obligations hereunder, and Seller’s manufacture or sale of the Products. Without limiting the generality of the foregoing, Seller shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the manufacture or sale to the Buyer of the Products, (b) not engage in any activity or transaction involving the Products that violates any Law. At the reasonable request of Buyer, Seller shall provide evidence of compliance with applicable licensing and other regulatory requirements with respect to Seller’s manufacture or sale of the Products to Buyer.

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8.2 Buyer Representation and Warranties. Buyer represents and warrants that:

(a) Buyer shall at all times comply with all Laws applicable to this Agreement, Buyer’s performance of its obligations hereunder, and Buyer’s use or sale of the Products. Without limiting the generality of the foregoing, Buyer shall (a) at its own expense, maintain all certifications, credentials, licenses, and permits necessary to conduct its business relating to the purchase, use or resale of the Products and (b) not engage in any activity or transaction involving the Products, by way of resale, lease, shipment, use or otherwise, that violates any Law. At the reasonable request of Seller, Buyer shall provide evidence of compliance with applicable licensing and other regulatory requirements for use of the Products.

9. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES; NON-RELIANCE. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 8 ABOVE OR ELSEWHERE IN THIS AGREEMENT: (A) NEITHER SELLER NOR ANY PERSON ON SELLER’S BEHALF HAS MADE OR MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WHATSOEVER, EITHER ORAL OR WRITTEN, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT, WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED, AND (B) BUYER ACKNOWLEDGES THAT IT HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY MADE BY SELLER, OR ANY OTHER PERSON ON SELLER’S BEHALF.

10. Indemnification.

10.1 Indemnification by Seller. Subject to the terms and conditions of this Agreement, Seller shall indemnify, defend and hold harmless Buyer and its employees, agents, affiliates, successors and permitted assigns (collectively, “Buyer Indemnified Party(ies)”) against any and all third-party claims, losses, damages, liabilities, deficiencies, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Buyer Indemnified Party (collectively, “Buyer Losses”), arising out or resulting from (a) a breach or non-fulfillment of this Agreement by Seller or its Personnel; (b) any violation of the representations or warranties of Seller in this Agreement; (c) any negligent or more culpable act or omission of Seller or its Personnel in connection with the performance of this Agreement; (d) any bodily injury or death of any Person caused by the acts or omissions of Seller or its Personnel in connection with this Agreement, including, but not limited to, bodily injury or death arising from or relating to any design or manufacturing defect with any Products; (e) any failure by Seller or its Personnel to comply with any applicable Laws; and (f) any design, manufacturing or other defect in any of the Products.

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10.2 Indemnification by Buyer. Subject to the terms and conditions of this Agreement, Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, employees, agents, affiliates, successors and permitted assigns (collectively, “Seller Indemnified Party(ies)”) against any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees, fees and the costs of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers, incurred by Seller Indemnified Party (collectively, “Seller Losses” and collectively with Buyer Losses, “Losses”), arising out or resulting from (a) a breach or non-fulfillment of this Agreement by Buyer or his Personnel; (b) any negligent or more culpable act or omission of Buyer or his Personnel in connection with the performance of this Agreement; (c) any bodily injury or death of any Person caused by the acts or omissions of Buyer or his Personnel in connection with this Agreement; (d) any failure by Buyer or his Personnel to comply with any applicable Laws in connection with this Agreement; (e) any sale or use of the Products in any manner not otherwise authorized under this Agreement or that does not materially conform with the Product labeling (which is incorporated herein by reference); or (f) any exercise by Buyer of his rights under the Non-Exclusive License.

10.3 Limitations on Indemnity Obligations.

(a) No obligation to indemnify the other Party for any Losses shall apply to the extent such Losses arise from the negligent or intentionally wrongful act or omission of the Party seeking indemnity.

11. Limitation of Liability; NO LIABILITY FOR CONSEQUENTIAL OR INDIRECT DAMAGES. IN NO EVENT SHALL EITHER PARTY, OR ANY OF ITS RESPECTIVE REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT BUYER WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. THE LIMITATION OF LIABILITY IN THIS SECTION 11 SHALL NOT APPLY TO: (A) A PARTY’S INDEMNITY OBLIGATIONS PURSUANT TO SECTION 10 HEREIN; OR (B) THE FRAUD OF A PARTY RELATING TO THIS AGREEMENT.

12. Intellectual Property Rights.

12.1 Ownership. Buyer acknowledges and agrees that: (a) Seller (or its licensors) will retain all Intellectual Property Rights used to create, embodied in, used in, and otherwise relating to the Products and any of their components; (b) any and all Seller’s Intellectual Property Rights are the sole and exclusive property of Seller or its licensors; (c) Buyer shall not acquire any interest in any of Seller’s Intellectual Property Rights under this Agreement, except as provided in Section 6.4(e); (d) any goodwill derived from the use by Buyer of Seller’s Intellectual Property Rights inures to the benefit of Seller or its licensors, as the case may be; (e) if Buyer acquires any Intellectual Property Rights in or relating to any product (including any Product) purchased under this Agreement (including any rights in any Trademarks, derivative works or patent improvements relating thereto), by operation of law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Seller or its licensors, as the case may be, without further action by either Party; and (f) Buyer shall use Seller’s Intellectual Property Rights only in accordance with this Agreement and any written instructions of Seller, provided, that upon the occurrence of a Seller Bankruptcy Event, the Non-Exclusive License shall become effective.

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12.2 Prohibited Acts. Buyer shall not: (a) challenge any right, title, or interest of Seller in or to Seller’s Intellectual Property Rights; (b) make any claim or take any action adverse to Seller’s ownership of Seller’s Intellectual Property Rights; (c) register or apply for registrations, anywhere in the world, for Seller’s Trademarks or any other Trademark that is similar to Seller’s Trademarks or that incorporates Seller’s Trademarks; (d) use any mark, anywhere, that is confusingly similar to Seller’s Trademarks; (e) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the products purchased under this Agreement (including Products) or any Seller Trademark; (f) misappropriate any of Seller’s Trademarks for use as a domain name without prior written consent from Seller; or (g) alter, obscure, or remove any of Seller’s Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials, or other materials that Seller may provide. Notwithstanding Sections 12.2(a)-(b) above, Buyer may take action to enforce its rights under the Non-Exclusive License if it becomes effective pursuant to the terms of this Agreement.

13. Confidentiality.

13.1 Scope of Confidential Information. From time to time during the Term, each Party (as the “Disclosing Party”) may disclose or make available to the other Party (as the “Receiving Party”) information about its business affairs, Products and services, confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information, and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as “confidential,” is collectively referred to as “Confidential Information” hereunder. Notwithstanding the foregoing, Confidential Information does not include information that at the time of disclosure: (a) is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives; (b) is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information; (c) was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party; or (d) was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party’s Confidential Information. If the Receiving Party is required by applicable Law to disclose any of the Disclosing Party’s Confidential Information, the Receiving Party shall, before such disclosure, notify the Disclosing Party of such requirements so that the Disclosing Party may seek a protective order or other remedy, and the Receiving Party shall reasonably assist the Disclosing Party therewith. If the Receiving Party remains legally compelled to make such disclosure, it shall: (a) only disclose that portion of the Disclosing Party’s Confidential Information that, in the written opinion of its legal counsel, the Receiving Party is required to disclose; and (b) use reasonable efforts to ensure that such Confidential Information is afforded confidential treatment.

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13.2 Protection of Confidential Information. The Receiving Party shall: (a) protect and safeguard the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the Disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any Person, except to the Receiving Party’s Representatives who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party’s written request, the Receiving Party and its Representatives shall promptly return or, at the Disclosing Party’s request, destroy all Confidential Information and copies thereof that it has received under this Agreement.

14. Miscellaneous.

14.1 Successors and Assigns. This agreement shall be binding in all respects upon, and shall inure to the benefit of, the parties’ heirs, successors and assigns.

14.2 Governing Law. This Agreement shall be governed by the internal laws of the State of Colorado, irrespective of the choice of law rules of any jurisdiction.

14.3 Severability. In the event that a court of competent jurisdiction enters a final judgment holding invalid any provision of this Agreement, the remainder of this Agreement shall be fully enforceable.

14.4 Modification. This Agreement shall not be modified except in a writing signed by the parties.

14.5 Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by a writing signed by the party charged with the waiver or estoppel. No waiver of any breach of this Agreement shall be deemed a waiver of any later breach of the same provision or any other provision of this Agreement.

14.6 Headings. Headings are intended solely as a convenience and shall not control the meaning or interpretation of any provision of this Agreement.

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14.7 Gender and Number. Pronouns contained in this Agreement shall apply equally to the feminine and masculine genders. The singular shall include the plural, and the plural shall include the singular.

14.8 Other Agreements. Each Party shall promptly execute, acknowledge and deliver any additional document or agreement that the other Party reasonably believes is necessary to carry out the purpose or effect of this Agreement.

14.9 Burden of Proof. Any Party contesting the validity or enforceability of any term of this Agreement shall be required to prove by clear and convincing evidence fraud, concealment, failure to disclose material information, unconscionability, misrepresentation or mistake of fact or law.

14.10 Construction. The Parties acknowledge that they and their respective counsel have reviewed this Agreement in its entirety and have had a full and fair opportunity to negotiate its terms. Each Party therefore waives all applicable rules of construction that any provision of this Agreement should be construed against its drafter and agrees that all provisions of this Agreement shall be construed as a whole, according to the fair meaning of the language used.

14.11 Disputes. Every dispute arising from or relating to this Agreement shall be tried only in the state or federal courts situated in the Denver, Colorado, metropolitan area, except that disputes concerning (a) whether Seller had the right to terminate this Agreement pursuant to Section 6.2 above upon Seller’s early termination of this Agreement or (b) the enforcement, application or interpretation of Section 13 above (collectively, the “Arbitrated Disputes”) shall be resolved through binding arbitration to be conducted in the Denver, Colorado metropolitan area, pursuant to JAMS Streamlined Arbitration Rules & Procedures then in effect (the “JAMS Rules”), before a single arbitrator selected by agreement of the parties or, in the absence of such agreement, as prescribed by the JAMS Rules. Judgment on the arbitration award with respect to any Arbitrated Disputes may be entered in any court having jurisdiction thereof. In the event that the arbitrator determines that: (a) the Seller did not have the right to terminate this Agreement pursuant to Section 6.2 above despite its purported early termination of this Agreement, or (b) Buyer has terminated the Agreement for Seller’s failure to supply Products pursuant to its terms, and Seller either agrees in writing that such termination was appropriate, or the arbitrator determines that such early termination was effected properly, then the Standstill Agreement dated of even date with this Agreement between the Parties and all rights and obligations of the Parties thereunder shall immediately terminate, expire and be of no further force or effect. Except with respect to the Arbitrated Disputes, the Parties consent to venue in those courts in Colorado and agree that those courts shall have personal jurisdiction over them in, and subject matter jurisdiction concerning, any such action.

14.12 Fees and Costs. In any action or arbitration relating to or arising from this Agreement, the Party substantially prevailing shall recover from the other Party all attorneys’ fees, litigation expenses, and arbitration costs, including the prevailing Party’s share of the arbitrator’s fees.

14.13 Counterparts. This Agreement may be executed in counterparts, all of which shall be given the same force and effect as the original.

14.14 Force Majeure. No Party shall be liable or responsible to the other Party, or be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement (except for any obligations of Buyer to make payments to Seller hereunder), when and to the extent such failure or delay is caused by or results from acts beyond the impacted Party’s (“Impacted Party”) reasonable control, including, without limitation, the following force majeure events: (a) acts of God; (b) flood, fire, earthquake, epidemic or pandemic or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order, law, or actions; (e) embargoes or blockades in effect on or after the date of this Agreement; (f) national or regional emergency; (g) strikes, labor stoppages or slowdowns, or other industrial disturbances; and (h) other similar events beyond the reasonable control of the Impacted Party.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

SELLER:

Vitro Biopharma, Inc.

By	/s/ Nathan Haas
Name:	Nathan Haas
Title:	Chief Financial Officer

BUYER:

/s/ Jack Zamora
Name:	Dr. Jack Zamora

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Schedule 1

PRODUCTS

Product	Price per Unit	Minimum	Maximum
1cc 50 Billion Infinivive MD exosome serum	$[***] each	[***] vials per Purchase Order	[***] vials per month during the first 12 months of the Term, [***] vials per month for second year, [***] vials per month for third year, [***] vials per month for fourth year and [***] vials per month for the fifth year.[1]
Daily Serum	$[***] each	[***] per Purchase Order	[***] pumps (serums) per month during the first 12 months of the Term, [***] pumps per month for second year, [***] pumps per month for third year, [***] pumps per month for fourth year and [***] pumps per month for the fifth year.[2]

1 NTD: will be increased to [***] vials per month when the bioreactor is ready for commercial production.

2 NTD: will be increased to [***] vials per month when the bioreactor is ready for commercial production.

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Exhibit A

DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory, or other, whether at law, in equity or otherwise.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.

“Basic Purchase Order Terms” means, collectively, any one or more of the following terms specified by Buyer in a Purchase Order pursuant to Section 3.1: (a) a list of the Products to be purchased; (b) the quantity of each of the Products ordered; (c) the Delivery Date; (d) the unit Price for each of the Products to be purchased; (e) the billing address; and (f) the Delivery Location. For the avoidance of doubt, the term “Basic Purchase Order Terms” does not include any general terms or conditions of any Purchase Order.

“Claim” means any Action brought against a Person entitled to indemnification under Section 9.

“Control” (and with correlative meanings, the terms “Controlled by” and “under common Control with”) means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership of voting securities, by contract, or otherwise.

“Delivery Date” means the requested delivery date for Products ordered hereunder that is set forth in a Purchase Order, which must be a Business Day no less than forty-five (45) days following delivery of the applicable Purchase Order to Seller.

“Delivery Location” means the street address for delivery of the Products specified in the applicable Purchase Order.

“Forecast” means, with respect to any period, a good faith projection or estimate of Buyer’s requirements for Products during each month during the period, which approximates, as nearly as possible, based on information available at the time to Buyer, the quantity of Products that Buyer may order for each such month.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award, or determination entered by or with any Governmental Authority.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs, and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; and (f) all industrial and other intellectual property rights, and all rights, interests, and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, or other requirement or rule of law of any Governmental Authority.

“Nonconforming Products” means any Products received by Buyer from Seller pursuant to a Purchase Order that: (a) do not conform to the Product identifier listed in the applicable Purchase Order; (b) do not fully conform to the Specifications; (c) exhibit obvious signs of damage to packaging or the Products, or (d) materially exceed the quantity of Products ordered by Buyer pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents, and patent utility models).

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority, or any other entity.

“Personnel” of a Party means any agents, employees, contractors, or subcontractors engaged or appointed by such Party.

“Products” means the Products identified on Schedule 1 and described in the Specifications.

“Purchase Order” means Buyer’s purchase order issued to Seller hereunder, including all terms and conditions attached to, or incorporated into, such purchase order.

“Representatives” means a Party’s Affiliates and each of their respective Personnel, officers, directors, partners, shareholders, attorneys, third-party advisors, successors, and permitted assigns.

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“Seller’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Seller.

“Seller’s Trademarks” means all Trademarks owned by or licensed to Seller.

“Specifications” means the specifications for the Products attached hereto as Exhibit B.

“Taxes” means any and all present and future sales, income, stamp, and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, corporate names and domain names, and other similar designations of source, sponsorship, association, or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures, and other confidential and proprietary information and all rights therein.

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